news release

NYSE: TC
TSX: TCM
August 5, 2014

THOMPSON CREEK METALS COMPANY REPORTS INCREASE IN SECOND
QUARTER 2014 OPERATING INCOME OF 233% AND POSITIVE NET CASH FLOW

Denver, CO – Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”), a diversified North American mining company, announced today financial results for the three and six months ended June 30, 2014, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

"We are pleased with our improving safety performance, operational results and ending cash position," said Jacques Perron, Chief Executive Officer of Thompson Creek.  "We ended the quarter with an increase in cash from the first quarter of this year, which is another significant milestone for our Company following the completion of Mt. Milligan Mine. During the second quarter of 2014, we continued to focus on execution at Mt. Milligan and achieved an average mill throughput of 48,065 tonnes per day for the month of June 2014 and experienced improvements in both copper and gold recoveries.  Looking ahead, management will remain focused on the Mt. Milligan ramp-up. We continue to expect fluctuations in mill throughput until we consistently achieve approximately 80% of design capacity, which we expect by year-end 2014, and 100% by year-end 2015."

Highlights for the Second Quarter 2014

•	Total cash and cash equivalents at June 30, 2014 were $216.1 million compared to $202.7 million at March 31, 2014 and $233.9 million at December 31, 2013.

•	Cash generated by operating activities was $50.7 million in the second quarter of 2014 compared to $45.2 million in the second quarter of 2013.

•
Consolidated revenues for the second quarter of 2014 were $248.4 million, up from $117.8 million for the second quarter of 2013, primarily as a result of copper and gold revenue of $118.9 million from Mt. Milligan Mine. For the second quarter of 2014, the Company made three shipments of copper and gold concentrate and recorded four sales.

•
Sales volumes and average realized sales prices for copper and gold in the second quarter of 2014 were 21.9 million pounds of copper at an average realized price of $3.20 per pound and 51,983 ounces of gold at an average realized price of $1,047 per ounce. Molybdenum sales volumes in the second quarter of 2014 were 9.7 million pounds at an average realized price of $13.03 per pound compared to 9.7 million pounds at an average realized price of $11.60 per pound for the second quarter of 2013.

•
Consolidated operating income for the second quarter of 2014 was $57.3 million compared to operating income of $17.2 million for the second quarter of 2013. The increase in consolidated operating income in the second quarter of 2014 was due primarily to the addition of operating income from Mt. Milligan Mine and increased operating income from Thompson Creek Mine ("TC Mine").

•
Net income for the second quarter of 2014 was $61.6 million, or $0.28 per diluted share, compared to a net loss of $19.2 million, or $0.11 per diluted share, for the second quarter of 2013. The second quarter of 2014 and 2013 included non-cash foreign exchange gains of $42.3 million and foreign exchange losses of $34.8 million, respectively, primarily on intercompany notes.

•
Non-GAAP adjusted net income for the second quarter of 2014 was $22.0 million, or $0.10 per diluted share, compared to non-GAAP adjusted net income of $13.8 million, or $0.06 per diluted share, for the second quarter of 2013. Non-GAAP adjusted net income for the second quarter of 2014 and 2013 excluded foreign exchange gains and losses, net of tax impacts, respectively.

•
Copper and gold payable production during the second quarter of 2014 was 16 million pounds of copper and 37,030 ounces of gold. Non-GAAP unit cash costs for copper and gold for the second quarter of 2014 were, on a by-product basis, $0.33 per pound of copper, and, on a co-product basis, $1.97 per pound of copper and $538 per ounce of gold. The by-product cash cost for copper was positively impacted by gold revenues from four sales of copper and gold concentrate during the second quarter of 2014, which increased the gold by-product credits. Timing of concentrate sales will impact the by-product cash costs for Mt. Milligan on a quarter-by-quarter basis.

•
Molybdenum production for the second quarter of 2014 was 7.5 million pounds compared to 6.5 million pounds in the second quarter of 2013. Non-GAAP average molybdenum cash cost per pound produced for the second quarter of 2014 was $6.25 per pound compared to $7.46 per pound in the second quarter of 2013.

•
Capital expenditures in the second quarter of 2014 were $26.7 million, comprised of $25.9 million for Mt. Milligan Mine and $0.8 million of other capital costs for Endako Mine, TC Mine, the Langeloth Facility and corporate combined, compared to $119.5 million in the second quarter of 2013.

•	Total debt, including capital lease obligations, at June 30, 2014 was $983.8 million, compared to $1,012.8 million at December 31, 2013.

The Company experienced improved molybdenum production and costs for the second quarter of 2014, together with higher average realized molybdenum prices, as compared to the second quarter of 2013. As previously reported, the Company expects to put TC Mine on care and maintenance at the end of 2014, but continues to evaluate economically viable options to recommence stripping of Phase 8 and continue operations.

During the second quarter of 2014, the Company took an initial step to reduce its debt by conducting an exchange offer ("Exchange Offer") for its outstanding 6.50% Tangible Equity Units ("tMEDS"). The Exchange Offer expired on June 24, 2014, and 7,206,862 units, or 86.4%, of the tMEDS were tendered for exchange, and accepted by the Company. In exchange for the tendered tMEDS, the Company issued 42,129,829 shares of its common stock (compared to approximately 38,829,852 shares which would have been issued with respect to such tMEDS on mandatory conversion on May 15, 2015). As a result of the tendered tMEDS, the Company extinguished $10.4 million of future cash principal and interest payments. As of June 30, 2014, 1,133,138 tMEDS remain outstanding and will continue to be held pursuant to their original terms and conditions, including mandatory conversion on May 15, 2015. Pursuant to an effective delisting application, the tMEDS are no longer listed on the New York Stock Exchange.

Selected Consolidated Financial and Operational Information
(US$ in millions, except per share, per pound and per ounce amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(unaudited)
Financial Information
REVENUES
Copper sales	$64.8	$—	$94.6	$—
Gold sales	54.1	—	78.5	—
Molybdenum sales	126.3	112.7	229.2	217.4
Tolling, calcining and other	3.2	5.1	7.1	9.1
Total revenues	248.4	117.8	409.4	226.5
COSTS AND EXPENSES
Cost of sales
Operating expenses	148.2	77.1	261.8	145.8
Depreciation, depletion and amortization	33.0	14.2	55.6	26.9
Total cost of sales	181.2	91.3	317.4	172.7
Total costs and expenses	191.1	100.6	339.0	192.3
OPERATING INCOME	57.3	17.2	70.4	34.2
OTHER (INCOME) EXPENSE	(18.8)	34.4	48.4	53.7
Income (loss) before income and mining taxes	76.1	(17.2)	22.0	(19.5)
Income and mining tax (benefit) expense	14.5	2.0	(0.5)	(1.2)
NET INCOME (LOSS)	$61.6	$(19.2)	$22.5	$(18.3)
NET INCOME (LOSS) PER SHARE
Basic	$0.35	$(0.11)	$0.13	$(0.11)
Diluted	$0.28	$(0.11)	$0.10	$(0.11)
Cash generated by (used in) operating activities	$50.7	$45.2	$66.9	$60.5
Adjusted Non-GAAP Measures: (2)
Adjusted net income (loss) (2)	$22.0	$13.8	$26.3	$31.7
Adjusted net income (loss) per share—basic (2)	$0.13	$0.08	$0.15	$0.19
Adjusted net income (loss) per share—diluted (2)	$0.10	$0.06	$0.12	$0.15

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Operational Statistics
Copper
Payable production (000's lb) (1)	16,035	—	30,278	—
Cash cost ($/payable lb produced) - By-Product (2)	$0.33	$—	$1.34	$—
Cash cost ($/payable lb produced) - Co-Product (2)	$1.97	$—	$2.11	$—
Payable production sold (000's lb)	21,939	—	32,732	—
Average realized sales price ($/lb) (2)	$3.20	$—	$3.14	$—
Gold
Payable production (oz) (1)	37,030	—	76,273	—
Cash cost ($/payable oz produced) - Co-Product (2)	$538	$—	$573	$—
Payable production sold (oz)	51,983	—	75,857	—
Average realized sales price ($/oz) (2)	$1,047	$—	$1,040	$—
Molybdenum
Mined production (000's lb) (3)	7,481	6,525	15,368	14,215
Cash cost ($/lb produced) (2)	$6.25	$7.46	$5.99	$6.62
Molybdenum sold (000's lb):
TC Mine and Endako Mine product	7,439	8,259	16,030	14,833
Purchased and processed product	2,250	1,458	3,504	3,698
	9,689	9,717	19,534	18,531
Average realized sales price ($/lb) (2)	$13.03	$11.60	$11.73	$11.73
_______________________________________________________________________________

(1)
Payable production for copper and gold reflects estimated metallurgical losses resulting from handling of the concentrate and payable metal deductions, subject to metal content, levied by smelters. The current payable percentage applied is approximately 95.0% for copper and 96.5% for gold, which may be revised on a prospective basis after sufficient history of payable amounts are determined.

(2)	See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(3)	Mined production pounds reflected are molybdenum oxide and HPM from the Company's share of production from the mines (excludes molybdenum processed from purchased product).

Updated Guidance
The following table presents the Company's updated guidance from the guidance provided in the Company's Form 10-K for the year ended December 31, 2013, for the full year 2014.

	Year Ended December 31, 2014 (Estimated) (Updated)	Year Ended December 31, 2014 (Estimated) (Previous)
Mt. Milligan Copper and Gold (1)
Concentrate production (000's dry tonnes) (2)	125 - 140	125 - 140
Copper payable production (000's lb)	65,000 - 75,000	65,000 - 75,000
Gold payable production (000's oz) (2)	185 - 195	165 - 175
Unit cash cost - By-product ($/payable lb copper produced): (2), (3)	$1.00 - $1.50	1.55 - 1.70
Molybdenum
Production (000's lb): (5)
TC Mine (2)	15,000 - 17,000	14,000 - 16,000
Endako Mine (75% share) (2)	9,000 - 10,000	10,000 - 12,000
Total molybdenum production (000's lb) (2)	24,000 - 27,000	24,000 - 28,000
Cash cost ($/lb produced):
TC Mine (2)	$4.50 - $5.25	4.75 - 5.75
Endako Mine (2)	$10.50 - $12.00	9.00 - 10.50
Total molybdenum cash cost ($/lb produced) (2)	$6.75 - $7.75	6.50 - 7.75
Capital expenditures ($ in millions):
Mt. Milligan permanent operations residence (4)	25 ± 10%	20 ± 10%
Mt. Milligan operations (4)	35 ± 10%	30 ± 10%
TC Mine, Endako Mine, Langeloth & other	5 ± 10%	10 ± 10%
Total capital expenditures	65 ± 10%	60 ± 10%
_______________________________________________________________________________

(1)
For the Mt. Milligan guidance, despite being at 80% of designed mill throughput for the month of June, ramp-up activities will continue through 2014, with the guidance assuming that the Company will consistently achieve approximately 80% of design capacity by year-end 2014. This guidance also assumes that 100% of design capacity mill throughput and designed copper and gold recoveries are not achieved until year-end 2015.

(2)
The Company's updated guidance for Mt. Milligan reflects the following expectations: a) higher gold production, primarily related to the mining sequence in the second half of 2014; b) lower copper unit costs on a by-product basis, primarily due to the updated estimated foreign exchange rate together with lower operating costs and higher gold credits; and c) higher capital expenditures for the permanent operations residence primarily due to the revised completion date, higher operations capital for the construction of an explosives facility and higher capital costs for the construction of the tailings storage facility. The Company's updated guidance for its molybdenum business reflects the following expectations: a) higher production and lower unit costs per pound produced for TC Mine primarily related to additional production from the bottom of the pit for Phase 7; b) lower production and higher unit costs per pound produced for the Company's 75% interest in the Endako Mine primarily due to the mine performance for the first half of 2014; and c) lower than planned capital expenditures for the molybdenum business.

(3)
Copper by-product unit cash cost is calculated using copper payable production and deducts a gold by-product credit, which is determined based on expected revenue from payable gold production assuming a gold price of approximately $1,290 per ounce, which is then adjusted to take into account the contractual price of $435 per ounce under the Gold Stream Arrangement.  See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(4)
Excludes approximately $22 million of accruals related to Mt. Milligan Mine capital expenditures as of December 31, 2013 to be paid in 2014. Estimates for cash costs and cash capital expenditures assumed an updated foreign exchange rate of US$1.00 = C$1.05.

(5)
Molybdenum production pounds represented are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from the Company's share of production from the mines but exclude molybdenum processed from purchased product.

Non-GAAP Financial Measures
In addition to the condensed consolidated financial statements presented in accordance with US GAAP, management uses certain non-GAAP financial measures to assess the Company's operating performance for the reasons described further below. These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.
Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share—Basic and Diluted
Management of the Company uses adjusted net income (loss) and adjusted net income (loss) per share—basic and diluted to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of these measures allows investors and analysts to compare results of the continuing operations of the Company to similar operating results of other mining companies, by excluding items that are considered non-core to the Company's business.
Adjusted net income (loss) represents the income (loss) prepared in accordance with US GAAP, adjusted for significant non-cash items.
For the second quarter and first half of 2014 and 2013, the significant non-cash items were the non-cash gains and losses related to the impact of foreign exchange due primarily to intercompany notes, and related tax effects.
In connection with the Company's strategy to manage cash balances, fund operations and provide future tax benefits, the Company may enter into intercompany loan arrangements. At times, the loans are denominated in currencies other than the measurement currency of one of the parties. US GAAP requires that notes that are intended to be repaid should not be considered a capital contribution, and, therefore, the foreign exchange fluctuations related to these loans impact net income (loss) each period. At each period end, the Company compares the exchange rate between the Canadian and US dollars to the exchange rate at the inception of the notes. The difference between those rates is recorded as an unrealized gain or loss on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) at each period end. As the loans between the Company and its subsidiaries are the primary driver of the Company's foreign exchange gains and losses, as discussed above, management does not consider gains or losses on foreign exchange in its evaluation of the Company's financial performance. Management believes that presentation of the Company's non-GAAP measures excluding these gains or losses provides useful information to investors regarding the Company's financial condition and results of operations.
Adjusted net income (loss) per share (basic and diluted) is calculated using adjusted net income (loss), as defined above, divided by the weighted-average basic and weighted-average diluted shares outstanding during the period as determined in accordance with US GAAP. If the adjustments to net (loss) on a US GAAP basis result in non-GAAP adjusted net income, the Company calculates weighted-average diluted shares outstanding in accordance with US GAAP and use that to calculate adjusted net income per share—diluted. If the adjustments to net income on a US GAAP basis result in non-GAAP adjusted net (loss), the Company utilizes weighted-average basic shares outstanding to calculate adjusted net income per share—diluted, in accordance with US GAAP.
The following table reconciles net income (loss) presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per share—basic and diluted, for the three and six months ended June 30, 2014 and 2013. All figures within the table are presented in US$ in millions, except shares and per share amounts.

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income (loss)	$61.6	$(19.2)	$22.5	$(18.3)
Add (Deduct):
(Gain) loss on foreign exchange (1)	(41.9)	34.8	4.2	54.2
Tax expense (benefit) on foreign exchange (gain) loss	2.3	(1.8)	(0.4)	(4.2)
Non-GAAP adjusted net income (loss)	$22.0	$13.8	$26.3	$31.7

Net income (loss) per share
Basic	$0.35	$(0.11)	$0.13	$(0.11)
Diluted	$0.28	$(0.11)	$0.10	$(0.11)
Adjusted net income (loss) per share
Basic	$0.13	$0.08	$0.15	$0.19
Diluted	$0.10	$0.06	$0.12	$0.15
Weighted-average shares
Basic	174.5	171.1	173.1	170.4
Diluted	220.3	216.5	217.3	216.3
_______________________________________________________________________________

(1)
Included $0.4 million and nil of foreign exchange loss presented in income and mining tax expense (benefit) on the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2014, respectively.

Copper and Gold Operations - Unit Cash Cost and Average Realized Price per Payable Pound or Payable Ounce Sold
Unit cash cost on a by-product and co-product basis are considered key measures in evaluating operating performance in the Company's Copper and Gold operations, as well as measures of profitability and efficiency on a consolidated basis. Although, unit cash cost on a by-product and co-product basis are not measures of financial performance, do not have standardized meaning prescribed by US GAAP and may not be comparable to similar measures presented by other companies, management believes these non-GAAP measures provide useful supplemental information to investors.
Unit cash cost on a by-product and co-product basis represent the mining, milling, on-site general and administration, truck and rail transportation, warehousing, refining and treatment, and ocean freight and insurance; and exclude the effects of changes in inventory; non-cash corporate allocations; other non-cash employee benefits, such as stock-based compensation; depreciation, depletion, amortization and accretion.
On a by-product basis, sales of by-product metals are deducted when computing cash costs in accordance with the cash cost standard endorsed by the World Gold Council and, previously, the Gold Institute.
On a co-product basis, cash costs are allocated between copper and gold based on production. Copper production is stated in thousands of pounds. Gold production has been converted to thousands of copper equivalent (Cu eq.) pounds using the gold production for the periods presented, as well as the most recent quarterly average prices for copper and gold. The price used for copper is the most recent quarterly average of the Metals Bulletin Daily published price for LME settlement per tonne. The price used for gold is a weighted average of the most recent quarterly average of the Metals Bulletin Daily published prices for daily average London price per ounce adjusted for the fixed price established under the Gold Stream Arrangement ($435 per oz).
The following tables provide a reconciliation of cash costs and unit cash costs, and operating expenses for Copper and Gold operations included in the Company's Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in the determination of net income (loss).
Non-GAAP Cash Cost

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except pounds and per pound amounts)	2014	2013	2014	2013
Direct mining costs (1)	$39.8	$—	$89.4	$—
Truck and rail transportation and warehousing costs	4.6	—	6.2	—
Costs reflected in inventory and operations costs	$44.4	—	$95.6	—
Refining and treatment costs	5.7	—	8.5	—
Ocean freight and insurance costs	1.5	—	3.5	—
Direct costs reflected in revenue and selling and marketing costs	$7.2	—	$12.0
Non-GAAP cash costs	$51.6	$—	$107.6	$—
Reconciliation to amounts reported (US$ in millions)
Direct costs	$(7.2)	—	$(12.0)	—
Changes in inventory	25.0	—	16.2	—
Non cash costs and other	0.3	—	0.7	—
Copper-Gold segment US GAAP operating expenses	$69.7	$—	$112.5	$—
_______________________________________________________________________________
(1) Mining, milling and on-site general and administration costs. Mining includes all stripping costs but excludes costs capitalized related to the construction of the tailings dam. Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed as incurred under US GAAP.

By-Product

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except pounds and per pound amounts)	2014	2013	2014	2013
Copper payable production (000's lbs)	16,035	—	30,278	—
Non-GAAP cash cost	$51.6	$—	$107.6	$—
Gold sales (1)	54.4	—	78.9	—
Less gold sales related to deferred portion of Gold Stream Arrangement	(9.7)	—	(14.1)	—
Net gold by-product credits	$44.7	—	$64.8	—
Silver by-product credits (2)	1.6	—	2.3	—
Total by-product credits	$46.3	—	$67.1	—
Non-GAAP cash cost net of by-product credits	$5.3	—	$40.5	—
Non-GAAP unit cash cost	$0.33	$—	$1.34	$—
_______________________________________________________________________________
(1) Excludes refining and treatment charges.
(2) Silver sales are reflected as a credit to operating costs.

Revision to By-Product Costs
During the second quarter of 2014 the Company revised the calculation of its non-GAAP unit cash cost for copper on a by-product basis for Mt. Milligan Mine. This revision in calculation had no effect on the Company's Condensed Consolidated Balance Sheets, Condensed Statements of Operations, Condensed Statements of Cash Flow, or Condensed Statements of Shareholders’ Equity for the periods impacted.

Following is a reconciliation of the Company's previously reported and revised non-GAAP unit cash cost on a by-product basis for Mt. Milligan Mine for the first quarter of 2014.
_

	Three Months Ended March 31, 2014
(US$ in millions, except pounds and per pound amounts)	As Previously Reported	As Revised
Copper payable production (000's lbs)	14,223	14,243
Non-GAAP cash cost	$56.0	$56.0
Gold sales (1)	24.5	24.5
Less gold sales related to deferred portion of Gold Stream Arrangement	(1.7)	(4.4)
Net gold by-product credits	$22.8	$20.1
Silver by-product credits (2)	0.7	0.7
Total by-product credits	$23.5	$20.8
Non-GAAP cash cost net of by-product credits	32.5	35.2
Non-GAAP unit cash cost	$2.29	$2.48
________________________________________________________________________
(1) Excluded refining and treatment charges.
(2) Silver sales are reflected as a credit to operating costs.

Co- Product

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except pounds and per pound amounts)	2014	2013	2014	2013
Copper payable production (000’s lbs)	16,035	—	30,278	—
Gold payable production in Cu eq. (000’s lbs) (1)	10,125	—	20,565	—
Payable production (000’s lbs)	26,160	—	50,843	—

Non-GAAP cash cost allocated to Copper	$31.6	$—	$64.1	$—
Non-GAAP unit cash cost	$1.97	$—	$2.11	$—

Non-GAAP cash cost allocated to Gold	$20.0	$—	$43.5	$—
Gold payable production (ounces)	37,030	—	76,273	—
Non-GAAP unit cash cost	$538	—	$573	—
__________________________________________________________________________
(1) Gold has been converted from payable ounces to thousands of copper equivalent pounds by using the gold production for the periods presented, using a gold price of $842 and $844 per ounce for the three and six months ended June 30, 2014, respectively (adjusted for the Royal Gold price of $435 per ounce) and a copper price of $3.08 and $3.14 per pound for the three and six months ended June 30, 2014, respectively.
Average realized sales price
The average realized sales price per payable pound or payable ounce sold is calculated by dividing copper or gold sales revenue, gross, by the pounds or ounces sold, respectively, as shown in the tables below.

	Three Months Ended June 30,		Six Months Ended June 30,
(US$ in millions, except pounds and per pound amounts)	2014	2013	2014	2013
Average realized sales price for Copper
Payable pounds of copper sold (000's lb)	21,939	—	32,732	—
Copper sales, net	$64.8	$—	$94.6	$—
Refining and treatment costs	5.4	—	8.1	—
Copper sales, gross	$70.2	$—	$102.7	$—
Average realized sales price per payable pound sold (1)	$3.20	$—	$3.14	$—
Average realized sales price for Gold
Payable ounces of gold sold under Gold Stream Arrangement	26,990	—	39,364	—
TCM share of payable ounces of gold sold to MTM Customers	24,993	—	36,493	—
Payable ounces of gold sold	51,983	—	75,857	—

Gold sales related to cash portion of Gold Stream Arrangement	$11.7	$—	$17.2	$—
Gold sales related to deferred portion of Gold Stream Arrangement	9.7	—	14.1	—
Gold sales under Gold Stream Arrangement	21.4	—	31.3	—
TCM share of gold sales to MTM Customers	32.7	—	47.2	—
Gold sales, net	54.1	—	78.5	—
Refining and treatment charges	0.3	—	0.4	—
Gold sales, gross	$54.4	$—	$78.9	$—

Average realized sales price related to cash portion of Gold Stream Arrangement	$435	$—	$435	$—
Average realized sales price related to deferred portion of Gold Stream Arrangement	$359	$—	$359	$—
Average realized sales price per payable ounce sold under Gold Stream Arrangement	$794	$—	$794	$—
Average realized sales price per payable ounce sold for TCM share (1)	$1,320	$—	$1,305	$—
Average realized sales price per payable ounce sold (1)	$1,047	$—	$1,040	$—
______________________________________________________
(1) The average realized sales price per payable pound of copper sold and per payable ounce of gold sold is impacted by any final pricing adjustments and mark-to-market adjustments for shipments made in prior periods.
Molybdenum Operations - Cash Cost per Pound Produced, Weighted-Average Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold
Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are considered key measures in evaluating the Company's operating performance in its Molybdenum operations, as well as profitability and efficiency on a consolidated basis. Although, cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are not measures of financial performance, do not have standardized meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies, management believes these non-GAAP measures provide useful supplemental information to investors.
Cash cost per pound produced represents the mining, milling, on-site general and administration, transportation to Langeloth Facility, and allocation of roasting and packaging from the Langeloth Facility for molybdenum oxide and HPM produced; and excludes the effects of purchase price adjustments; changes in inventory; non-cash corporate allocations; other non-cash employee benefits, such as stock-based compensation; and depreciation, depletion, amortization and accretion. Mining includes all stripping costs. Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed as incurred under US GAAP.
The weighted-average cash cost per pound produced represents the cumulative total of the cash costs for TC Mine and Endako Mine divided by the cumulative total production from TC Mine and Endako Mine.

The following tables provide a reconciliation of cash costs and cash cost per pound produced, by mine, and operating expenses included in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) in the determination of net income (loss).

	Three Months Ended
	June 30, 2014			June 30, 2013
	Operating Expenses	Pounds Produced (1)	$/lb	Operating Expenses	Pounds Produced (1)	$/lb
(US$ in millions, except pounds and per pound amounts)
TC Mine
Cash cost - Non-GAAP	$20.3	5,108	$3.97	$23.5	4,418	$5.33
Add/(Deduct):
Stock-based compensation	0.2			0.3
Inventory and other adjustments	11.3			6.7
US GAAP operating expenses	$31.8			$30.5
Endako Mine
Cash cost - Non-GAAP	$26.5	2,373	$11.17	$25.1	2,107	$11.93
Add/(Deduct):
Stock-based compensation	—			0.1
Inventory and other adjustments	(6.6)			(3.7)
US GAAP operating expenses	$19.9			$21.5
Other operations US GAAP operating expenses (2)	$26.8			$25.1
Molybdenum segments US GAAP operating expenses	$78.5			$77.1
Weighted-average cash cost—Non-GAAP	$46.8	7,481	$6.25	$48.7	6,525	$7.46

	Six Months Ended
	June 30, 2014			June 30, 2013
	Operating Expenses	Pounds Produced (1)	$/lb	Operating Expenses	Pounds Produced (1)	$/lb
(US$ in millions, except pounds and per pound amounts)
TC Mine
Cash cost - Non-GAAP	$42.1	10,766	$3.91	$48.3	10,347	$4.67
Add/(Deduct):
Stock-based compensation	0.4			0.5
Inventory and other adjustments	15.3			10.0
US GAAP operating expenses	$57.8			$58.8
Endako Mine
Cash cost - Non-GAAP	$50.0	4,602	10.87	$45.8	3,868	$11.85
Add/(Deduct):
Stock-based compensation	—			0.2
Inventory and other adjustments	(0.4)			(8.9)
US GAAP operating expenses	$49.6			$37.1
Other operations US GAAP operating expenses (2)	$41.9			$49.9
Molybdenum segments US GAAP operating expenses	$149.3			$145.8
Weighted-average cash cost—Non-GAAP	$92.1	15,368	5.99	$94.1	14,215	$6.62

_______________________________________________________________________________

(1)	Pounds produced are shown in molybdenum oxide and include an estimated loss from our share of the sulfide production from the mines to oxide. They exclude molybdenum processed from purchased product.

(2)
Other operations represent activities related to the roasting and processing of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of TC Mine and Endako Mine concentrate. The Langeloth Facility costs associated with roasting and processing of TC Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its second quarter 2014 financial results on Wednesday, August 6, 2014 at 11:00 am Eastern Time.

To participate in the call, please dial 1 (888) 801-6507. A live audio webcast of the conference call will be available at http://www.visualwebcaster.com/event.asp?id=100031and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (888) 203-1112 (replay code 1080267) from 1:00 p.m. ET on August 6, 2014 to 11:59 p.m. ET on August 20, 2014. An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.
Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Mt. Milligan Mine, an open-pit copper and gold mine and concentrator in British Columbia, its 100%-owned TC Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements may include, without limitations, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; the availability of, and terms and costs related to, future borrowing, debt repayment and financing; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated life-of-mine and annual production; projected timing to ramp-up to design capacity at Mt. Milligan Mine; the potential development of our development properties and future exploration at our operations; future concentrate shipment dates and sizes; future operating plans and goals; and future copper, gold and molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

		June 30,	December 31,
(US dollars in millions, except share amounts)	Note	2014	2013
ASSETS
Current assets
Cash and cash equivalents		$216.1	$233.9
Accounts receivable, net	2	76.1	47.8
Accounts receivable-joint venture partner	15	10.0	6.3
Product inventory	3	98.0	122.1
Materials and supplies inventory		57.0	65.8
Prepaid expenses and other current assets		10.5	13.2
Income and mining taxes receivable	13	3.8	4.4
Restricted cash		2.4	2.5
		473.9	496.0
Property, plant, equipment and development, net	4	2,509.2	2,538.0
Restricted cash		5.7	5.7
Reclamation deposits		17.4	7.4
Other assets		28.9	24.2
Deferred income tax assets	13	23.0	14.2
		$3,058.1	$3,085.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities		$87.0	$104.9
Income, mining and other taxes payable		3.5	0.7
Current portion of Gold Stream deferred revenue	9	24.5	21.3
Current portion of long-term debt	8 & 10	5.1	15.4
Current portion of long-term lease obligations	7	22.3	21.8
Deferred income tax liabilities	13	13.0	14.4
Other current liabilities		0.1	2.1
		155.5	180.6
Gold Stream deferred revenue	9	746.6	759.4
Long-term debt	8 & 10	899.0	906.9
Long-term lease obligations	7	57.4	68.7
Other liabilities		4.3	6.5
Asset retirement obligations		45.5	43.8
Deferred income tax liabilities	13	13.4	13.4
		1,921.7	1,979.3
Commitments and contingencies	12
Shareholders' equity
Common stock, no-par, 213,887,744 and 171,452,069 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively		1,185.4	1,028.9
Additional paid-in capital		85.5	230.7
Retained earnings (deficit)		(100.2)	(122.7)
Accumulated other comprehensive loss		(34.3)	(30.7)
		1,136.4	1,106.2
		$3,058.1	$3,085.5

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(US dollars in millions, except per share amounts)	2014	2013	2014	2013
REVENUES
Copper sales	$64.8	$—	$94.6	$—
Gold sales	54.1	—	78.5	—
Molybdenum sales	126.3	112.7	229.2	217.4
Tolling, calcining and other	3.2	5.1	7.1	9.1
Total revenues	248.4	117.8	409.4	226.5
COSTS AND EXPENSES
Cost of sales
Operating expenses	148.2	77.1	261.8	145.8
Depreciation, depletion and amortization	33.0	14.2	55.6	26.9
Total cost of sales	181.2	91.3	317.4	172.7
Selling and marketing	3.6	2.7	7.7	5.0
Accretion expense	0.9	0.6	1.8	1.4
General and administrative	5.2	5.5	11.8	12.6
Exploration	0.2	0.5	0.3	0.6
Total costs and expenses	191.1	100.6	339.0	192.3
OPERATING INCOME	57.3	17.2	70.4	34.2
OTHER (INCOME) EXPENSE
(Gains) losses on foreign exchange, net	(42.3)	34.8	4.2	54.2
Interest and finance fees	23.3	0.1	46.9	0.2
Interest income	(0.1)	(0.3)	(0.2)	(0.5)
Loss from debt extinguishment	0.5	—	0.5	—
Other	(0.2)	(0.2)	(3.0)	(0.2)
Total other (income) expense	(18.8)	34.4	48.4	53.7
Income (loss) before income and mining taxes	76.1	(17.2)	22.0	(19.5)
Total income and mining tax expense (benefit)	14.5	2.0	(0.5)	(1.2)
NET INCOME (LOSS)	$61.6	$(19.2)	$22.5	$(18.3)
COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	42.0	(47.8)	(3.6)	(73.9)
Total other comprehensive income (loss)	42.0	(47.8)	(3.6)	(73.9)
Total comprehensive income (loss)	$103.6	$(67.0)	$18.9	$(92.2)

NET INCOME (LOSS) PER SHARE
Basic	$0.35	$(0.11)	$0.13	$(0.11)
Diluted	$0.28	$(0.11)	$0.10	$(0.11)
Weighted-average number of common shares
Basic	174.5	171.1	173.1	170.4
Diluted	220.3	171.1	217.3	170.4

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(US dollars in millions)	2014	2013	2014	2013
OPERATING ACTIVITIES
Net income (loss)	$61.6	$(19.2)	$22.5	$(18.3)
Items not affecting cash:
Depreciation, depletion and amortization	33.0	14.2	55.6	26.9
Recognition of deferred revenue	(7.9)	—	(9.6)	—
Accretion expense	0.9	0.6	1.8	1.4
Amortization of finance fees	1.3	—	2.6	—
Stock-based compensation	1.5	1.9	2.6	3.3
Materials and supplies inventory write downs	0.1	—	0.2	—
Product inventory write downs	1.1	7.0	6.6	11.7
Deferred income tax benefit	7.8	(3.6)	(9.3)	(10.3)
Unrealized gain on financial instruments and mark-to-market adjustments	(2.8)	—	(3.2)	—
Unrealized foreign exchange (gain) loss	(44.0)	34.7	3.6	54.3
Debt extinguishment	(0.1)	—	(0.1)	—
Change in working capital accounts (Note 16)	(1.8)	9.6	(6.4)	(8.5)
Cash generated by operating activities	50.7	45.2	66.9	60.5
INVESTING ACTIVITIES
Capital expenditures	(26.7)	(119.5)	(48.5)	(274.6)
Capitalized interest payments	(0.6)	(27.5)	(6.9)	(35.4)
Restricted cash	(0.6)	(0.2)	—	11.2
Disposition of assets	—	0.2	—	0.2
Reclamation deposit	—	0.2	(10.0)	—
Cash used in investing activities	(27.9)	(146.8)	(65.4)	(298.6)
FINANCING ACTIVITIES
Proceeds from the Gold Stream Arrangement	—	37.0	—	99.0
Proceeds from equipment financings	—	10.5	—	37.8
Repayments of equipment financings	(5.5)	(6.5)	(10.8)	(12.7)
Repayment of long-term debt	(5.1)	(4.3)	(8.8)	(8.2)
Proceeds (costs) from issuance of common shares, net	—	(0.2)	—	0.2
Cash generated by (used in) financing activities	(10.6)	36.5	(19.6)	116.1
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1.2	(1.4)	0.3	(2.0)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13.4	(66.5)	(17.8)	(124.0)
Cash and cash equivalents, beginning of period	202.7	469.3	233.9	526.8
Cash and cash equivalents, end of period	$216.1	$402.8	$216.1	$402.8
.